                             EQK GREEN ACRES TRUST

                              AMENDED AND RESTATED
                              DECLARATION OF TRUST

     This AMENDED AND RESTATED DECLARATION OF TRUST ('Declaration of Trust' or 'Declaration') is made and entered into as of February 24, 1994 by the undersigned Trustees.

     WHEREAS, EQK Green Acres Trust (the 'Trust') was formed on September 8, 1993 pursuant to the execution by the undersigned Trustees of an Agreement of Trust dated September 8, 1993 (the 'Initial Agreement') and the execution and filing on September 8, 1993 of a Certificate of Trust in the Office of the Secretary of State of the State of Delaware in accordance with applicable provisions of the Delaware Business Trust Act, 12 Del. Co. Section 3801 et seq., as amended (the 'Trust Act');

     WHEREAS, the Trustees (as hereinafter defined) desire that the Trust qualify as a 'real estate investment trust' under the Internal Revenue Code of 1986, as amended (the 'Code'), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders; and

     WHEREAS, the Initial Agreement was amended and restated as of January 25, 1994 and the Trustees desire to amend and restate the Declaration of Trust on the terms set forth below.

     NOW, THEREFORE, the Trustees hereby declare that they will hold in trust all property contributed to or otherwise owned or held by or on behalf of the Trust, together with the proceeds thereof, and manage the Trust Property for the benefit of the Shareholders as provided by this Declaration of Trust.

                                   ARTICLE I

                             THE TRUST; DEFINITIONS

     SECTION 1.1 Name.

     (a) The name of the Trust is 'EQK Green Acres Trust.' To the extent practicable, the Trustees shall conduct the Trust's activities, execute all documents and cause the Trust to sue or be sued under the foregoing name, which name (and the word 'Trust' wherever used in this Declaration of Trust, except where the context otherwise requires) shall refer to the business trust created under the Initial Agreement and continued hereby, or the Trustees acting on behalf of the Trust as trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust.

     (b) Under circumstances in which the Trustees determine that the use of the name 'EQK Green Acres Trust' is not practicable or desirable, they may change the name and use any other designation or name for the Trust.

     SECTION 1.2 Registered Office; Registered Agent; Business Offices.

     (a) The Trustees hereby designate (i) the Resident Trustee, located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attn:
Corporate Trust Administration, as the registered agent of the Trust in the State of Delaware to receive service of process on the Trust and (ii) the Resident Trustee at the above-referenced address, to be a registered office of the Trust in the State of Delaware, with the intent that the Trust may be subject to legal proceedings in the State of Delaware in its name by service of process on the Trust's registered agent at such registered office. In the event that the Resident Trustee is no longer Wilmington Trust Company, the registered agent shall be changed to and be the new Resident Trustee and the registered office shall be the principal office address of the successor Resident Trustee.

     (b) The principal office of the Trust, and such additional offices as the Managing Trustees may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Managing Trustees may designate from time to time.

     SECTION 1.3 Nature of Trust. The Trust is a business trust within the meaning of the Trust Act. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint shares company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

     SECTION 1.4 Purposes and Powers. The purposes of the Trust shall be (a) to invest in, acquire, own, hold, manage, maintain, operate, finance, refinance, lease, sub-lease, improve, reconstruct, sell, exchange and otherwise dispose of real property, whether directly or indirectly; (b) to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing purposes; and (c) as determined from time to time by the Managing Trustees, to engage in any other lawful business or activity for which a business trust may be organized under the Trust Act.

     SECTION 1.5 Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

     'Affiliate' or 'Affiliated' means, as to any corporation, partnership, trust or other association (other than the Trust), any Person (i) that holds beneficially, directly or indirectly, 5% or more of the outstanding shares or equity interests thereof or (ii) who is an officer, director, partner or trustee thereof or of any Person which controls, is controlled by, or under common control with, such corporation, partnership, trust or other association or (iii) which controls, is controlled by, or under common control with, such corporation, partnership, trust or other association.

     'Bylaws' means the Bylaws of the Trust as adopted, and as amended or restated from time to time, by the Trustees pursuant to Section 3.2(x), which Bylaws are incorporated herein by reference and shall form a part of the governing instrument of the Trust.

     'Managing Trustees' or 'Board of Trustees' means, collectively, the individuals named in Section 2.1(b) of this Declaration of Trust as Managing Trustees so long as they continue in office and all other individuals who have been duly elected and qualify as trustees of the Trust hereunder, but shall not include the Resident Trustee. Reference herein to a Managing Trustee or to the Managing Trustees shall refer to the individuals serving as Managing Trustees in their capacity as trustees hereunder.

     'Mortgages' means mortgages, deeds of trust or other security interests on or applicable to Real Property.

     'Person' means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint shares company or other entity, or any government or agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     'Real Property' or 'Real Estate' means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interest in land.

     'Resident Trustee' means Wilmington Trust Company, a Delaware bank and trust company, in its capacity as a trustee hereunder, and any successor thereto appointed pursuant to Section 2.2 or Section 3.2(l) hereof.

     'REIT Provisions of the Code' means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

     'Securities' means Shares, any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as 'securities' or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

     'Securities of the Trust' means any Securities issued by the Trust.

     'Shareholders' means holders of record of outstanding Shares.

     'Shares' means Preferred Shares, Common Shares or Excess Shares (all as defined in Section 5.1).

     'Trustee(s)' means any or all of the Managing Trustees and the Resident Trustee.

     'Trust Property' means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust or the Trustees.

                                   ARTICLE II

                                    TRUSTEES

     SECTION 2.1 Managing Trustees

     (a) Number; Classes. The number of Managing Trustees initially shall be five, which number may thereafter be increased or decreased by the Managing Trustees then in office from time to time; however, the total number of Managing Trustees shall be not less than three nor more than nine. The Managing Trustees shall be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring at each annual meeting of Shareholders as described more fully in Section 2.1(b) hereof. No reduction in the number of Managing Trustees shall cause the removal of any Managing Trustee from office prior to the expiration of his term.

     (b) Initial Board; Term. The names of the Managing Trustees who shall serve on the initial Board of Trustees and their respective classes shall be:

              CLASS I                               CLASS II                             CLASS III
- ------------------------------------  ------------------------------------  ------------------------------------
Myles H. Tanenbaum                    Sylvan M. Cohen                       Alton G. Marshall
Phillip E. Stephens                                                         George R. Peacock

     The Trustees in Class I shall hold office initially for a term expiring at the first annual meeting of Shareholders, the Trustees in Class II shall hold office initially for a term expiring at the second annual meeting of Shareholders and the Trustees in Class III shall hold office initially for a term expiring at the third annual meeting of Shareholders. Beginning with the first annual meeting of Shareholders and at each succeeding annual meeting of Shareholders, the Managing Trustees of the class of Trustees whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting. Each Managing Trustee will hold office for the term for which he is elected and until his successor is duly elected and qualified.

     SECTION 2.2 Resident Trustee.

     (a) Initial Trustee; Term. The Resident Trustee shall serve until such time as a successor is appointed by the Managing Trustees in accordance with the terms of Section 3.2(l) hereof. Notwithstanding the foregoing, the Resident Trustee may resign at any time upon the giving of at least sixty (60) days advance written notice to the Trust; provided, that such resignation shall not become effective unless and until a successor Resident Trustee shall have been appointed by the Managing Trustees. If the Managing Trustees do not act within such sixty (60) day period, the Resident Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Resident Trustee.

     (b) Powers. The Resident Trustee shall constitute the Trustee required pursuant to Section 3807(a) of the Trust Act, shall perform the registered agent and registered office functions set forth in Section 1.2, shall have only the rights, obligations and liabilities specifically provided for herein and in the Trust Act and shall have no implied rights, obligations and liabilities with respect to the affairs of the Trust. Notwithstanding any other provision contained herein, unless specifically directed by the Managing Trustees and consented to by the Resident Trustee, the Resident Trustee shall not participate in any decisions relating to, or possess any authority independently to manage or control, the business of the Trust. In no event shall the Resident Trustee have any liability for the acts or omissions of the Managing Trustees. The Resident Trustee shall have the power and authority to execute, deliver, acknowledge and file all necessary documents and to maintain all necessary records of the Trust as required by the Trust Act. The Resident Trustee shall provide prompt notice to the Managing Trustees of its performance of any of the foregoing. The Managing Trustees shall reasonably keep the Resident Trustee informed of any actions taken by the Managing Trustees with respect to the Trust that affect the rights, obligations or liabilities of the Resident Trustee hereunder or under the Trust Act.

     (c) Compensation and Expenses of Resident Trustee. The Resident Trustee shall be entitled to receive from the Trust reasonable compensation for its services hereunder and shall be entitled to be reimbursed by the Trust for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder.

     SECTION 2.3 Resignation, Removal or Death. Any Managing Trustee may resign by written notice to the remaining Managing Trustees, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. A Managing Trustee may be removed, for cause only, at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote in the election of Managing Trustees. Upon the resignation or removal of any Managing Trustee, or his otherwise ceasing to be a Managing Trustee, he shall automatically cease to have any right, title or interest in and to the Trust Property held in his name, which property shall automatically vest in the remaining Managing Trustees; provided that any Managing Trustee ceasing to be such shall account to the remaining Managing Trustees as they require for all property that he formerly held as Managing Trustee. Upon the incapacity or death of any Managing Trustee, his legal representative shall perform those acts.

     SECTION 2.4 Legal Title. Legal title to all Trust Property shall be vested in the Trust, except that the Managing Trustees may cause legal title to any Trust Property to be held by or in the name of any Managing Trustee or any other Person as nominee. The right, title and interest of the Managing Trustees in and to the Trust Property shall automatically vest in successor and additional Managing Trustees upon their qualification and acceptance of election or appointment as Managing Trustees, and they shall thereupon have all the rights and obligations of Managing Trustees, whether or not conveyancing documents have been executed and delivered pursuant to Section 2.3 or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Managing Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Managing Trustees may deem necessary or desirable. No Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust or any right of partition or possession thereof.

                                  ARTICLE III

                               POWERS OF TRUSTEES

     SECTION 3.1 General. Subject to the express limitations herein or in the Bylaws, (1) the business and affairs of the Trust shall be managed by or under the direction of the Board of Trustees and (2) the Managing Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust. The Managing Trustees may take any actions as in their sole judgment and discretion are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Managing Trustees. Any construction of this Declaration of Trust or determination made in good faith by the Managing Trustees concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Managing Trustees included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Managing Trustees under the general laws of the State of Delaware as now or hereafter in force.

     SECTION 3.2 Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by this Declaration or by law, the Managing Trustees, without any vote, action or consent by the Shareholders, shall have and may exercise, at any time or times, in the name of the Trust or on its behalf the following powers and authorities:

     (a) Investments. To invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Trust acquires have a term greater or lesser than the term of office of the Trustees or the possible termination of the Trust, for such consideration as the Managing Trustees may deem proper (including cash, property of any kind or Securities of the Trust).

     (b) Sale, Disposition and Use of Property. Subject to Article V and Section 8.3, to sell, rent, lease, hire, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Trust or the Managing Trustees) or otherwise dispose of any or all of the Trust Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Managing Trustees by one or more of the Trustees or by a one or more duly authorized officers, employees, agents or nominees of the Trust, on such terms as they deem appropriate; to give consents and make contracts relating to the Trust Property and its use or other matters; to develop, improve, manage, use, alter and otherwise deal with the Trust Property; and to rent, lease or hire from other property of any kind; provided, however, that the Trust may not use or apply land for any purposes not permitted by applicable law.

     (c) Financing. To borrow or in any other manner raise money for the purposes and on the terms they determine, and to evidence the same by issuance of Securities of the Trust, which may have such provisions as the Managing Trustees determine; to reacquire such Securities of the Trust; to enter into other contracts or obligations on behalf of the Trust; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Trust Property to secure any such Securities of the Trust, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Trust or participate in any reorganization of obligors to the Trust.

     (d) Loans. To lend money or other Trust Property on such terms, for such purposes and to such Persons as they may determine.

     (e) Issuance of Securities. To create and authorize the issuance, in shares, units or amounts of one or more types, series or classes, of Securities of the Trust, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange, or liquidation rights or other rights as the Managing Trustees may determine, without vote of or other action by the Shareholders; to issue any type of Securities of the Trust, and any options, warrants, or rights to subscribe therefor, all without vote of or other action by the Shareholders, to such Persons for such consideration (or without consideration), at such time or times and in such manner and on such terms and the Trustees determine; to list any of the Securities of the Trust on any securities exchange; and to purchase, redeem or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Trust. Notwithstanding the foregoing, Shares, which collectively constitute all of the units into which the beneficial interests in the Trust are divided, shall be issuable only up to the number of authorized Common Shares, Preferred Shares and Excess Shares, respectively, as set forth in Section 5.1, as such section may be amended from time to time. All Common Shares shall have the same rights and attributes and no Common Shares shall have any preference over any other Common Shares. Preferred Shares may be issued in such classes or series, having such relative rights and preferences, and other attributes as shall be established by resolution of the Board of Trustees pursuant to this
Section 3.2(e) and Section 5.3.

     (f) Expense and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Managing Trustees, for carrying out the purposes of this Declaration of Trust and conduct of the business of the Trust, including without limitation compensation or fees to Trustees, officers, employees and agents of the Trust, and to Persons contracting with the Trust, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Trust, the Trust Property, or the Trustees in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

     (g) Collection and Enforcement. To collect, sue for and receive money or other property due to the Trust; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests, or matters relating to the Trust, the Trust Property, or the Trust's affairs; to exercise any rights and enter into any agreements, and take any other action necessary or desirable in connection with the foregoing.

     (h) Deposits. To deposit funds or Securities constituting part of the Trust Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Managing Trustees determine.

     (i) Allocation; Accounts. To determine whether moneys, profits or other assets of the Trust shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Trust Property in such amounts and any such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Trust shall be maintained; and to allocate to the Shareholders' equity account less than all of the consideration paid for Shares and to allocate the balance to paid-in capital or capital surplus.

     (j) Valuation of Property. To determine the value of all or any part of the Trust Property and of any services, Securities, property or other consideration to be furnished to or acquired by the Trust, and to revalue all or any part of the Trust Property, all in accordance with such appraisals or other information as are reasonable, in their sole judgment.

     (k) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate and other Trust

Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request, or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or actions, and may include the exercise of discretionary powers.

     (l) Officers, Etc.; Resident Trustee; Delegation of Powers. To elect, appoint or employ such officers for the Trust and such committees of the Board of Trustees with such power and duties as the Managing Trustees may determine or the Trust's Bylaws provide; to engage, employ or contract with and pay compensation to any Person (including any Trustee and any Person who is an Affiliate of any Trustee) as agent, representative, adviser, member of an advisory board, employee or independent contractor (including advisers, consultants, transfer agents, registrars, underwriters, accountants, attorneys at law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Managing Trustees may determine; to appoint, remove or replace the Resident Trustee as defined in Section 1.5 hereof and any successor thereto; to delegate to one or more Managing Trustees, committees of Managing Trustees, officers or other Persons engaged or employed as aforesaid, the performance of acts or other things (including granting of consents and the power to sub-delegate), the making of decisions and the execution of such deeds, contracts or other instruments, either in the names of the Trust, the Managing Trustees or as their attorneys or otherwise, as the Managing Trustees may determine; and to establish such committees as they deem appropriate.

     (m) Associations. To cause the Trust to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships, or associations of any kind.

     (n) Reorganizations, Etc. Subject to Sections 8.2 and 8.3, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Trust Property or carry on any business in which the Trust shall have an interest; to merge or consolidate the Trust with any Person; to sell, rent, lease, hire, convey, negotiate, assign exchange or transfer all or any part of the Trust Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Trust holds, or is about to acquire, Securities or any other interests.

     (o) Insurance. To purchase and pay for out of the Trust Property insurance policies insuring the Trust and the Trust Property against any and all risks, and insuring the Shareholders, Trustees, officers, employees and agents of the Trust individually against all claims and liabilities of any nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted (including those alleged to constitute misconduct, gross negligence, reckless disregard of duty or bad faith) by any such Person in such capacity, whether or not the Trust would have the power to indemnify such person against such claim or liability.

     (p) Executive Compensation, Pension and Other Plans. To adopt and implement executive compensation, pension, profit sharing, shares option, shares bonus, shares purchase, shares appreciation rights, savings, thrift, dividend reinvestment, retirement, incentive or benefit plans, trusts or provisions, applicable to any or all Trustees, officers, employees, agents or Shareholders of the Trust, or to other Persons who have benefited the Trust, all on such terms and for such purposes as the Managing Trustees may determine.

     (q) Distributions. To declare and pay dividends or other distributions to Shareholders, subject to the provisions of Section 5.4.

     (r) Indemnification. In addition to the indemnification provided for in
Section 7.4, to indemnify any Person, including any adviser or independent contractor, with whom the Trust has dealings.

     (s) Charitable Contributions. To make donations for the public welfare or for community, charitable, religious, educational scientific, civic or similar purposes, regardless of any direct benefit to the Trust.

     (t) Discontinue Operations; Bankruptcy. To discontinue the operations of the Trust (subject to Section 9.2); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Trust Property to be foreclosed upon with or without raising any legal or equitable defenses that may be available to the Trust or the Managing Trustees or otherwise defending or responding to such foreclosure; to confess judgment against the Trust; or to take such other action with respect to indebtedness or other obligations of the Managing Trustees, in such capacity, the Trust Property or the Trust as the Managing Trustees in their discretion may determine.

     (u) Termination of Status. To terminate the status of the Trust as a real estate investment trust under the REIT Provisions of the Code.

     (v) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Trust.

     (w) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Trust.

     (x) Bylaws. To adopt, implement and from time to time amend Bylaws of the Trust relating to the business and organization of the Trust which are not inconsistent with the provisions of this Declaration of Trust.

     (y) Voting Trust. To participate in, and accept Securities issued under or subject to, any voting trust.

     (z) Proxies. To solicit proxies of the Shareholders at the expense of the Trust.

     (aa) Name. To change the name of the Trust or adopt any other name or designation for the Trust.

     (bb) Further Powers. To do all other actions and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Trust or to carry out the provisions of this Declaration of Trust, even if such powers are not specifically provided herein.

     SECTION 3.3 EQK Green Acres, L.P. Transactions. The Managing Trustees, acting for and on behalf of the Trust and in coordination with EQK Green Acres, L.P., a Delaware limited partnership (the 'Partnership'), shall have the power and authority to cause approximately twelve million (12,000,000) Common Shares of the Trust to be registered under the Securities Act of 1933, all as contemplated by the Registration Statement on Form S-4, Registration No. 33-68664, heretofore filed by the Trust, together with the Partnership, as joint registrants, and thereafter to take all steps that may be necessary, appropriate or convenient to carry out the transactions contemplated by such Registration Statement, including the merger of the Partnership with and into Green Acres Mall Corp., a Delaware corporation and a wholly owned subsidiary of the Trust (the 'Company') and, in connection with the merger, to cause Common Shares of the Trust to be issued as contemplated by the Agreement and Plan of Merger by and among the Partnership, the Trust, the Company, EQK Green Acres Corp. and EQK Green Acres Associates.

                                   ARTICLE IV

                               INVESTMENT POLICY

     The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code. Subject to
Section 3.2(u), the Managing Trustees will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Code; however, no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 7.2. The Managing Trustees may establish or change from time to time, by resolution or in the Bylaws of the Trust, such investment policies as they determine to be in the best interests of the Trust, including prohibitions or restrictions upon certain types of investments.

                                   ARTICLE V

                                     SHARES

     SECTION 5.1 General.

     (a) The total number of shares of beneficial interest which the Trust is authorized to issue is 100,000,000 Shares, of which 5,000,000 Shares shall be preferred shares, without par value ('Preferred Shares'), 45,000,000 Shares shall be common shares, without par value ('Common Shares'), and 50,000,000 Shares shall be excess shares, without par value ('Excess Shares').

     (b) All Shares issued hereunder, including without limitation, Shares issued in connection with a dividend in Shares or a split or reverse split of Shares, shall be fully paid and nonassessable.

     (c) Every Shareholder, by virtue of having purchased or otherwise acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Declaration.

     SECTION 5.2 Common Shares.

     (a) Dividend Rights. Subject to the preferential dividend rights of the Preferred Shares, if any, as may be determined by the Board of Trustees pursuant to Section 5.3, the holders of Common Shares shall be entitled to receive such dividends or other distributions as may be declared by the Managing Trustees pursuant to Section 5.4.

     (b) Rights Upon Liquidation. Subject to the preferential rights of the Preferred Shares, if any, as may be determined by the Managing Trustees pursuant to Section 5.3 and the preferential rights of the Excess Preferred Shares (as defined in Section 5.6(a)), if any, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares and Excess Common Shares (as defined in Section 5.6(a)), that portion of the assets of the Trust available for distribution to the holders of Common Shares or Excess Common Shares that bears the same relation to the total amount of such assets of the Trust as the number of Common Shares held by such holder bears to the total number of Common Shares and Excess Common Shares then outstanding.

     (c) Voting Rights. The holders of Common Shares shall be entitled to vote on all matters submitted to a vote of Shareholders at all meetings of the Shareholders of the Trust, and shall be entitled to one vote for each Common Share entitled to vote at such meeting, voting together with the holders of the Preferred Shares who are entitled to vote (except as otherwise may be determined by the Managing Trustees pursuant to Section 5.3).

     SECTION 5.3 Preferred Shares. With respect to the Preferred Shares, the Managing Trustees shall have the power from time to time to classify or reclassify, in one or more classes or series, any unissued Preferred Shares by setting or changing the number of shares constituting such class or series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Shares.

     SECTION 5.4 Dividends or Distributions. The Managing Trustees may from time to time declare and pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in Securities of the Trust or from any other source as the Managing Trustees in their discretion shall determine. Subject to the provisions of Section 3.2(u), the Managing Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code and to avoid the imposition of federal income and excise taxes applicable to qualified real estate investment trusts; however, Shareholders shall have no right to any dividend or distribution unless and until declared by the Managing Trustees. The exercise of the powers and rights of the Managing Trustees pursuant to this Section shall be subject to the provisions of any class or series of Shares at the time outstanding.
The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

     SECTION 5.5 General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration or in the resolution creating any class or series of Preferred Shares. The legal ownership of the Trust Property is vested exclusively in the Trust and the Trustees (or other nominees) as herein provided; and the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust Property. The death of a Shareholder shall not terminate the Trust or give his legal representative any rights against other Shareholders, the Trustees or the Trust Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to receive a new certificate for Shares in exchange for the certificate held by the deceased Shareholder. Holders of Shares shall not have any preemptive right to subscribe to any Securities of the Trust. The Managing Trustees shall have exclusive and absolute control over the Trust Property and the conduct of the business of the Trust (with such powers of delegation as are permitted by this Declaration and the Bylaws), and the Shareholders, by reason of their status as such, shall have no right to participate in or direct the management or control of the business of the Trust or to act for or bind the Trust or any Trustee or otherwise to transact any business on behalf of the Trust, except that the Shareholders shall have the right to vote on the matters specifically provided for herein or in the Bylaws.

     SECTION 5.6 Restrictions on Ownership and Transfer; Exchange For Excess Shares.

     (a) Definitions. For the purposes of Sections 5.6, 5.7, 5.8 and 5.9, the following terms shall have the following meanings:

     'Adoption Date' shall mean the effective date of the merger of EQK Green Acres, L.P. into Green Acres Mall Corp.

     'Beneficial Ownership' shall mean ownership of Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms 'Beneficial Owner,' 'Beneficially Owns' and 'Beneficially Owned' shall have the correlative meanings.

     'Beneficiary' shall mean a beneficiary of the Special Trust as determined pursuant to Section 5.8(e).

     'Common Equity Shares' shall mean outstanding Shares that are either Common Shares or Excess Common Shares.

     'Constructive Ownership' shall mean ownership of Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms 'Constructive Owner,' 'Constructively Owns' and 'Constructively Owned' shall have the correlative meanings.

     'Constructive Ownership Limit' shall mean 9.9% of the outstanding Equity Shares of any class.

     'Equity Shares' shall mean outstanding Shares that are either Common Equity Shares or Preferred Equity Shares. Equity Shares of any particular class shall mean Common or Preferred Shares of that class and Excess Common Shares or Excess Preferred Shares that would, under Section 5.8(e)(1), automatically be exchanged for Common Shares or Preferred Shares of that class in the event of a transfer of an interest in the Special Trust in which such Excess Shares are held.

     'Excess Common Shares' shall mean Excess Shares that would, under Section 5.8(e)(1), automatically be exchanged for Common Shares in the event of a transfer of an interest in the Special Trust in which such Excess Shares are held.

     'Excess Preferred Shares' shall mean Excess Shares that would, under
Section 5.8(e)(1), automatically be exchanged for Preferred Shares in the event of a transfer of an interest in the Special Trust in which such Excess Shares are held.

     'Existing Constructive Holder' shall mean any Person who (i) is the Constructive Owner of Shares in excess of the Constructive Ownership Limit on the Adoption Date after giving effect to Shares issued as of such date, so long as, but only so long as, such Person (x) provides the certification requested by the Board of Trustees as to such Person's status as a Tenant of the Trust or an owner, directly or indirectly, of a Tenant of the Trust and such certification is and remains true, (y) Constructively Owns Shares in excess of the Constructive Ownership Limit and (z) is not a Disqualified Constructive Holder (as defined in Section 5.9(e)), or (ii) is designated by the Managing Trustees as an Existing Constructive Holder pursuant to the provisions of Section 5.6(l)(2), so long as, but only so long as, such Person (x) complies with any conditions or restrictions associated with such designation, (y) Constructively Owns Shares in excess of the Constructive Ownership Limit, and (z) is not a Disqualified Constructive Holder.

     'Existing Holder' shall mean (i) any Person who is the Beneficial Owner of Common Shares in excess of the Ownership Limit on the Adoption Date after giving effect to Shares issued as of such date and has either (a) filed a Schedule 13D or 13G prior to October 15, 1993 disclosing his ownership of in excess of 5.0% of the outstanding Units which were exchanged for Common Shares in the Merger and has not disclosed orally or in writing to the Partnership or the Company that he no longer holds such Units; or (b) has received a majority of the Common Shares that he owns immediately after the Conversion on account of his direct or indirect ownership in EQK Green Acres Corp., EQK Green Acres Associates or Equitable Realty Portfolio Management, Inc., and (ii) any Person (other than another Existing Holder) to whom an Existing Holder Transfers Beneficial Ownership of Common Shares causing such transferee to Beneficially Own Common Shares in excess of the Ownership Limit but not in excess of such

Person's Existing Holder Limit and (iii) any Person who, because of the application of the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, Beneficially Owns Common Shares in excess of the Ownership Limit where some or all of such Common Shares also are Beneficially Owned by a Person who is an Existing Holder under clause (i) or
(ii) of this sentence.

     'Existing Holder Limit' shall mean, initially, 11.0% of the outstanding Common Equity Shares, and after any adjustment pursuant to Section 5.6(i), shall mean the percentage of the outstanding Common Equity Shares as so adjusted, provided that such Person's Existing Holder Limit shall be the lower of the foregoing percentage and the highest percentage of Common Equity Shares that could be Beneficially Owned by such Person without resulting in the five largest then-existing Existing Holder Limits exceeding 49.9% of the Common Shares (or, if there are fewer than five then-existing Existing Holders, without resulting in (i) all then-existing Existing Holder Limits plus (ii) the product of (x) the Ownership Limit and (y) five less the number of then-existing Existing Holders exceeding 49.9% of the Common Shares) and, after any adjustment pursuant to
Section 5.6(i), shall mean such percentage of the outstanding Common Equity Shares as so adjusted. For purposes of making the determination required by the preceding sentence as to whether an Existing Holder's Existing Holder Limit shall be lower than 11.0%, the principles of Section 542(a)(2) of the Code shall apply, so that, to the extent possible without causing the Trust to be 'closely held' within the meaning of Sections 856(a)(6) and 856(h), (i) an Existing Holder that is not treated as an individual for purposes of Section 542(a)(2) of the Code will be treated as Beneficially Owning Common Shares otherwise Beneficially Owned by it hereunder only to the extent that such Common Shares are also Beneficially Owned by any Person (x) that is treated as an individual for purposes of Section 542(a)(2) of the Code and (y) that either is an Existing Holder or Beneficially Owns Common Shares in excess of the Ownership Limit; and
(ii) Common Shares Beneficially Owned by more than one Existing Holder shall be taken into account only once and shall be treated as Beneficially Owned only by the Existing Holder whose Beneficial Ownership of such Common Shares would (under the REIT provisions of the Code) result in the highest total percentage of Beneficial Ownership of Common Shares by five or fewer Persons who are treated as individuals for purposes of Section 542(a)(2) of the Code. From the Adoption Date and prior to the Ownership Limitation Termination Date, the secretary of the Trust shall maintain and upon request, make available to each Existing Holder a schedule which sets forth the then current Existing Holder Limit for such Existing Holder.

     'Interest Rate' shall mean the prime rate as announced from time to time by PNC Bank, National Association, Pittsburgh, Pennsylvania, plus two (2.0%) percent.

     'Market Price' shall mean the last reported sales price reported on the New York Stock Exchange of Shares of the relevant class on the trading day immediately preceding the relevant date, or, if the Shares of the relevant class are not then traded on the New York Stock Exchange, the last reported sales price of Shares of the relevant class on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Shares of the relevant class may be traded, or, if the Shares of the relevant class are not then traded over any exchange or quotation system or if any such exchange or quotation system does not report the last sales price of Shares, then the closing market price of the Shares of the relevant class on the relevant date as determined in good faith by the Board of Trustees.

     'Ownership Limit,' with respect to Common Shares, shall mean 5.0% of the outstanding Common Equity Shares, and, with respect to any class of Preferred Shares shall mean 5.0% of the outstanding Preferred Equity Shares of such class and after an adjustment as set forth in Section 5.6(j), shall mean such greater percentage (but not more than 9.9%) as so adjusted.

     'Ownership Limitation Termination Date' shall mean the first day after the date as of which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

     'Preferred Equity Shares' shall mean either outstanding Preferred Shares or Excess Preferred Shares. Preferred Equity Shares of any particular class shall mean Preferred Shares of that class and Excess Preferred Shares that would, under Section 5.8(e)(1), automatically be exchanged for Preferred Shares of that class in the event of a transfer of an interest in the Special Trust in which such Excess Preferred Shares is held.

     'Purported Beneficial Holder' shall mean, with respect to any event other than a purported Transfer which results in Excess Shares, the person for whom the Purported Record Holder of the Shares that were, pursuant to Section 5.6(c), automatically exchanged for Excess Shares upon the occurrence of such event held such Shares.

     'Purported Beneficial Transferee' shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares, if such Transfer had been valid under Section 5.6(b).

     'Purported Record Holder' shall mean, with respect to any event other than a purported Transfer which results in Excess Shares, the record holder of the Shares that were, pursuant to Section 5.6(c), automatically exchanged for Excess Shares upon the occurrence of such event.

     'Purported Record Transferee' shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares if such Transfer had been valid under Section 5.6(b).

     'REIT' shall mean a real estate investment trust under Section 856 of the Code.

     'Special Trust' shall mean the trust created pursuant to Section 5.8(a).

     'Tenant' shall mean any person that leases (or subleases) real property of the Trust.

     'Transfer' shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether of record or beneficially and whether by operation of law or otherwise.

     'Trustee' shall mean, for purposes of Article V only, the Trust as trustee for the Special Trust, and any successor trustee appointed by the Trust.

     (b) Restrictions on Ownership and Transfer.

          (1) Except as provided in Section 5.6(l), from the Adoption Date and prior to the Ownership Limitation Termination Date, no Person (other than, in the case of Common Shares, an Existing Holder) shall Beneficially Own Shares of any class in excess of the Ownership Limit for such class of Shares and no Person (other than an Existing Constructive Holder) shall Constructively Own Shares in excess of the Constructive Ownership Limit. In addition, except as provided in Section 5.6(1), from the Adoption Date and prior to the Ownership Limitation Termination Date, no Existing Holder shall Beneficially Own Common Shares in excess of the Existing Holder Limit for such Existing Holder.

          (2) Except as provided in Section 5.6(l), from the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person (other than, in the case of a Transfer of Common Shares, an Existing Holder) Beneficially Owning Shares of any class in excess of the Ownership Limit with respect to Shares of such class shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of such Ownership Limit; and the intended transferee shall acquire no rights to such Shares.

          (3) Except as provided in Section 5.6(l), from the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Common Shares in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such shares of Common Shares which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights to such shares of Common Shares.

          (4) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Constructive Holder) Constructively Owning Shares in excess of the Constructive Ownership Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Constructively Owned by such Person in excess of such Constructive Ownership Limit; and the intended transferee shall acquire no rights in such Shares.

          (5) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such Shares.

          (6) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Trust being 'closely held' within the meaning of Sections 856(a)(6) and 856(h) of the Code shall be void ab initio as to the Transfer of the

Shares which would cause the Trust to be 'closely held' within the meaning of Sections 856(a)(6) and 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

     (c) Exchange For Excess Shares.

          (1) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer such that any Person (other than, in the case of Common Shares, an Existing Holder) would Beneficially Own a number of Shares of any class in excess of the applicable Ownership Limit with respect to such class, then, except as otherwise provided in Section 5.6(l)(1), such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

          (2) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer such that an Existing Holder would Beneficially Own a number of Common Shares in excess of the applicable Existing Holder Limit, then, except as otherwise provided in Section 5.6(l)(1), such number of shares of Common Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

          (3) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer such that any Person (other than an Existing Constructive Holder) Constructively Owns a number of Shares in excess of the Constructive Ownership Limit, then such number of Shares in excess of such limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

          (4) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer which, if effective, would cause the Trust to become 'closely held' within the meaning of section 856(h) of the Code, then the Shares being Transferred which would cause the Trust to be 'closely held' within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

          (5) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, any Person other than, with respect to Common Shares, an Existing Holder (the 'Purchaser') purchases or otherwise acquires an interest in a Person which Beneficially Owns Shares (the 'Purchase') and, as a result, the Purchaser would Beneficially Own Shares of any class in excess of the applicable

Ownership Limit with respect to such class, then, except as provided in Section 5.6(l)(1), such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which Shares are exchanged, Shares of the relevant class Beneficially Owned by the Purchaser prior to the Purchase shall be treated as exchanged before any Shares Beneficially Owned by the Person an interest in which is being so purchased or acquired are so treated.

          (6) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, an Existing Holder purchases or otherwise acquires an interest in a Person which Beneficially Owns Shares (the 'Purchase') and, as a result, such Existing Holder would Beneficially Own Common Shares in excess of the applicable Existing Holder Limit, then, except as provided in Section 5.6(l)(1), such number of Common Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which Common Shares are exchanged, Common Shares Beneficially Owned by the purchasing Existing Holder prior to the Purchase shall be treated as exchanged before any Common Shares Beneficially Owned by the Person an interest in which is being so purchased or acquired are so treated.

          (7) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, any Person, other than an Existing Constructive Holder (the 'Purchaser'), purchases or otherwise acquires an interest in a Person which Constructively Owns Shares (the 'Purchase') and, as a result, the Purchaser would Constructively Own Shares in excess of the Constructive Ownership Limit, then such number of Shares in excess of the Constructive Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which Shares are exchanged, Shares Constructively Owned by the Purchaser prior to the Purchase shall be treated as exchanged before any Shares Constructively Owned by the Person an interest in which is being so purchased or acquired are so treated.

          (8) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns Shares (the 'Entity') and, as a result, a Person (other than, in the case of Common Shares, an Existing Holder) holding an interest in the Entity would Beneficially Own Shares in excess of the applicable Ownership Limit with respect to such class, then, except as provided in Section 5.6(l)(1), such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the redemption, repurchase, restructuring or similar transaction. In determining which Shares are exchanged, Shares of the relevant class Beneficially Owned by the Entity shall be treated as exchanged before any Shares Beneficially Owned by the Person holding an interest in the Entity (independently of such Person's interest in the Entity) are so treated.

          (9) If, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns Common Shares (the 'Entity') and, as a result, an Existing Holder would Beneficially Own Common Shares in excess of the applicable Existing Holder Limit, then, except as provided in Section 5.6(l)(1), such number of Common Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the transfer. In determining which Common Shares are exchanged, Common Shares Beneficially Owned by the Entity shall be treated as exchanged before any Common Shares Beneficially Owned by the Existing Holder (independently of such Existing Holder's interest in the Entity) are so treated.

          (10) If, notwithstanding the other provisions contained in this
Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Constructively Owns Shares (the 'Entity') and, as a result, a Person (other than an Existing Constructive Holder) holding an interest in the Entity would Constructively Own Shares of any class in excess of the Constructive Ownership Limit, then such number of Shares in excess of the Constructive Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the relevant transaction. In determining which Shares are exchanged, Shares Constructively Owned by the Entity shall be treated as exchanged before any Shares Constructively Owned by the Person holding an interests in the Entity (independently of such Person's interest in the Entity) are so treated.

          (11) If, notwithstanding the other provisions contained in this
Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, an event (including the inaccuracy of any representation of fact by any Person), other than an event described in Sections 5.6(c)(1) through (10), occurs which would, if effective, either (i) result in any Person (other than an Existing Constructive Holder) Constructively Owning Shares in excess of the Constructive Ownership Limit or (ii) result in a purported Existing Constructive Holder becoming a Disqualified Constructive Holder or failing to comply with any conditions, restrictions, or undertakings imposed by the Board of Trustees or this Article V in connection with such person's qualification as an Existing Constructive Holder, then the smallest number of Shares Constructively Owned by such Person which, if exchanged for Excess Shares, would result in such Person's Constructive Ownership of Shares not being in excess of the Constructive Ownership Limit, shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date on which the relevant event would otherwise have resulted in the consequence described in clause (i) or (ii) of this sentence.

          (12) If, notwithstanding the other provisions contained in this
Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 5.6(c)(1) through (10), occurs which would, if effective, result in any Person (other than, in the case of Common Shares, an Existing Holder) Beneficially

Owning Shares in excess of the applicable Ownership Limit, then, except as provided in Section 5.6(l)(1), the smallest number of Shares Beneficially Owned by such Person which, if exchanged for Excess Shares, would result in such Person's Beneficial Ownership of Shares not being in excess of such Ownership Limit, shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the relevant event.

          (13) Subject to the provisions of Section 5.6(c)(14), if, notwithstanding the other provisions contained in this Article V, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, an event, other than an event described in Section 5.6(c)(1) through (10), occurs which would, if effective, result in any Existing Holder Beneficially Owning Common Shares in excess of the applicable Existing Holder Limit, then, except as provided in Section 5.6(l)(1), the smallest number of Common Shares Beneficially Owned by such Existing Holder which, if exchanged for Excess Shares, would result in such Existing Holder's Beneficial Ownership of Common Shares not being in excess of the such Existing Holder Limit, shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the relevant event.

          (14) If a Person (the 'nonreporting Person') who Beneficially Owns more than 5.0% of the outstanding Common Shares on the Adoption Date does not provide all of the information required by Section 5.6(f)(2) hereof and, as a result, five or fewer Persons would, but for the exchange required by this paragraph, Beneficially Own, in the aggregate, more than 49.9% of the outstanding Common Shares, then, as of the day prior to the date on which such aggregate ownership would have come to exceed 49.9%, Common Shares Beneficially Owned by such nonreporting Person in excess of 5.0% of the outstanding Common Equity Shares, to the extent not described on the written notice, if any, provided by such nonreporting Person pursuant to Section 5.6(f)(2) hereof, shall be automatically exchanged for Excess Common Shares to the extent necessary to prevent such aggregate Beneficial Ownership from exceeding 49.9%.

     (d) Remedies For Breach. If the Board of Trustees or its designees shall at any time determine in good faith that a Transfer has taken place in violation of
Section 5.6(b) or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Shares in violation of
Section 5.6(b), the Board of Trustees or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer, provided, however, that any Transfers or attempted Transfers in violation of Sections 5.6(b)(2) through (4) or Section 5.6(b)(6) shall automatically result in the exchange described in Section 5.6(c), irrespective of any action (or non-action) by the Board or Trustees.

     (e) Notice of Ownership or Attempted Ownership in Violation of Section 5.6(b). Any Person who acquires or attempts to acquire Beneficial Ownership or Constructive Ownership of Shares in violation of Section 5.6(b) shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Trust's status as a REIT.

     (f) Owners Required to Provide Information.

          (1) From the Adoption Date and prior to the Ownership Limitation Termination Date:

          (a) every Beneficial Owner of more than 5.0% of the outstanding Equity Shares of any class shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT; and

          (b) each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT or to comply with regulations promulgated under the REIT Provisions of the Code.

          (2) Every Beneficial Owner of more than 5.0% of the outstanding shares of Common Shares on the Adoption Date shall, with 60 days of the Adoption Date, give written notice, a form for which will be made available by the Trust to those Persons that are Shareholders as of the Adoption Date, to the Trust stating the name and address of such Beneficial Owner, the number of Common Shares Beneficially Owned, and a description of how such Common Shares are held.

     (g) Remedies Not Limited. Subject to the provisions of Section 5.11 hereof, nothing contained in this Article V shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust's status as a REIT.

     (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article V, including any definition contained in Section 5.6(a) and any ambiguity with respect to which Shares are to be exchanged for Excess Shares in a given situation, the Board of Trustees shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it consistent with the intention to prevent (i) any violation of the 'closely held' prohibition set forth in Section 856(a)(6) of the Code, (ii) any rent from any Tenant failing to qualify as 'rents from real property' under Section 856(c)(2)(C) or 856(c)(3)(A) of the Code as a result of the limitation set forth in Section 856(d)(2)(B) of the Code, except to the extent (if any) permitted pursuant to Section 5.9(e), and
(iii) the Shares being Beneficially Owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code.

     (i) Modification of Existing Holder Limits. The Existing Holder Limits may be modified as follows:

          (1) Subject to the limitations provided in Section 5.6(k), any Existing Holder may Transfer Common Shares to a Person who is already an Existing Holder up to the number of Common Shares Beneficially Owned by such transferor Existing Holder in excess of the Ownership Limit with respect to Common Shares. Any such Transfer will decrease the Existing Holder Limit for such transferor Existing Holder and increase the Existing Holder Limit for such transferee Existing Holder by the percentage of the outstanding Common Equity Shares so Transferred. The transferor Existing Holder shall give the Board of Trustees of the Trust prior written notice of any such Transfer. This paragraph shall apply only if and to the extent the Transfer does not result in a net increase in the percentage of Common Shares Beneficially Owned by all Existing Holders.

          (2) Subject to the limitations provided in Section 5.6(k), the Board of Trustees may grant share options which result in Beneficial Ownership of Common Shares by an Existing Holder or other Person pursuant to a share option plan approved by the Shareholders. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder, or the Ownership Limit for such other Person (as applicable), to the maximum extent possible under Section 5.6(k) to permit the Beneficial Ownership of the Common Shares issuable upon the exercise of such share options.

          (3) The Board of Trustees may reduce the Existing Holder Limit for any Existing Holder, with the written consent of such Existing Holder, after any Transfer permitted in this Section 5.6 by such Existing Holder to a Person other than an Existing Holder, and may reverse an increase pursuant to Section 5.6(i)(2) in an optionee's Existing Holder Limit or Ownership Limit to the extent appropriate to reflect the lapse (without exercise) of a share option described in Section 5.6(i)(2).

          (4) Subject to the limitations set forth in Section 5.6(k), upon the divorce of an Existing Holder, the Existing Holder Limits of the divorced couple shall be adjusted to reflect their Beneficial Ownership of Common Shares after such divorce.

          (5) Subject to the limitations provided in Section 5.6(k), any Person that is not treated as an individual for purposes of Section 542(a)(2) of the Code (a 'Non-Individual') shall be permitted to Beneficially Own Shares in excess of such Person's Ownership Limit or Existing Holder Limit if and to the extent such Non-Individual delivers to the Board of Trustees such opinions of counsel, representations and undertakings as the Board of Trustees determines are reasonably necessary to assure that such excess Shares will not be or become Beneficially Owned by any Person (including any Existing Holder) who (i) is treated as an individual for purposes of Section 542(a)(2) of the Code and (ii) would consequently Beneficially Own Shares in excess of such individual Person's Ownership Limit or Existing Holder Limit.

     (j) Modifications of Ownership Limit. Subject to the limitations provided in Section 5.6(k), the Board of Trustees may from time to time increase the Ownership Limit with respect to a class of Shares.

     (k) Limitations on Modification.

          (1) Neither the Ownership Limit with respect to a class of Shares nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), any five Beneficial Owners of Shares who are treated as individuals for purposes of Section 542(a)(2) of the Code (including some or all of the then-existing Existing Holders) could Beneficially Own, in the aggregate, more than 49.9% of the outstanding Equity Shares of the class of Shares to which such Ownership Limit or Existing Holder Limit relates. For purposes of making the determination required by the preceding sentence, the principles of Section 542(a)(2) of the Code shall apply, so that, to the extent possible without causing the Trust to be 'closely held' within the meaning of Sections 856(a)(6) and 856(h), (i) an Existing Holder that is not treated as an individual for purposes of Section 542(a)(2) of the Code will be treated as Beneficially Owning Common Shares otherwise Beneficially Owned by it hereunder only to the extent that such Common Shares are also Beneficially Owned by any Person (x) that is treated as an individual for purposes of Section 542(a)(2) of the Code and (y) that either is an Existing Holder or Beneficially Owns Common Shares in excess of the Ownership Limit; and (ii) Common Shares Beneficially Owned by more than one Existing Holder shall be taken into account only once and shall be treated as Beneficially Owned only by the Existing Holder whose Beneficial Ownership of such Common Shares would (under the REIT provisions of the Code) result in the highest total percentage of Beneficial Ownership of Common Shares by five or fewer Persons who are treated as individuals for purposes of Section 542(a)(2) of the Code.

          (2) Prior to the modifications of any Existing Holder Limit or Ownership Limit pursuant to Section 5.6(i) or Section 5.6(j), the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

          (3) Subject to Section 5.6(k)(1), no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit for Common Shares.

          (4) The Ownership Limit with respect to a class of Shares may not be increased to a percentage which is greater than 9.9%.

     (l) Exceptions

          (1) The Board of Trustees may exempt a Person from the Ownership Limit with respect to a class of Shares or an Existing Holder Limit, as the case may be, if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Trustees obtains such opinions of counsel, representations and undertakings from such Person as the Board of Trustees determines are reasonably necessary or appropriate under the circumstances. The Board of Trustees shall (subject to the receipt of such opinions of counsel, representations, undertakings or agreements as it may deem necessary or advisable in order to ensure the Trust's status as a REIT or to facilitate the possible future issuance of Shares to one or more Persons in connection with the acquisition of property or the raising of capital by the Trust) establish one or more special Ownership Limits or Existing Holder Limits for any Person or Persons (including without limitation a Person or Persons to whom the Board of Trustees determines to issue Shares in connection with the acquisition of property by the Trust) whose Beneficial Ownership of any class of Shares would otherwise exceed the Ownership Limit or Existing Holder Limit with respect to such class of Shares; in such event, in order to ensure the Trust's status as a REIT, limitations comparable to those applicable to Existing Holders under this Section 5.6 shall apply to any purported or attempted Transfer or other transaction that would have the effect of increasing the Beneficial Ownership of Shares by any such Person above the special Ownership Limit or Existing Holder Limit so established for such Person.

          (2) The Board of Trustees may designate a Person as an Existing Constructive Holder, if (i) such Person does not and represents that it will not own, directly or constructively (by virtue of the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a Tenant (or such smaller interest as would, in conjunction with the direct or constructive holdings of the Trust and the Existing Constructive Holders, cause the aggregate interest held by the Trust and the Existing Constructive Holders and such Person to exceed 9.9%) or (ii) such Person does not qualify under the preceding clause
(i), but such Person's Constructive Ownership of an interest in any one or more Tenants would not cause such Person or any other Person to become a Disqualified Constructive Holder and, in the case of either (i) or (ii), the Trust obtains such opinions of counsel, representations and undertakings from such Person as the Board of Trustees determines are reasonably necessary to ascertain the relevant facts and such Person agrees that any violation or attempted violation will result in, to the extent necessary, the automatic exchange of Shares held by such Person in excess of the Constructive Ownership Limit for Excess Shares in accordance with Section 5.6(c) (as though the phrase 'other than an Existing Constructive Holder' did not appear therein).

          (3) Notwithstanding any other provision hereof, including without limitation any restriction on the power of the Board of Trustees to accomplish the following, the Board of Trustees may make such amendments to and modifications of the provisions of Sections 5.6, 5.7, 5.8 and 5.9, and may grant such total or partial exceptions to or waivers of such Sections, as it deems necessary or advisable to further the interests of the Trust (including without limitation to facilitate the possible future issuance of Shares to one or more Persons in connection with the acquisition of property or the raising of capital by the Trust), subject to the receipt of such opinions of counsel, representations, undertakings or agreements as the Board of Trustees may deem necessary or advisable in regard to the Trust's status as a REIT or otherwise.

     SECTION 5.7 Legend

     (a) Each certificate for Common Shares shall bear the following legend:

          'The Common Shares represented by this certificate are subject to restrictions on ownership and transfer as set forth in the Declaration of Trust for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the 'Code'). No Person may Beneficially Own Common Shares in excess of 5.0% (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Common Equity Shares of the Trust (unless such Person is an Existing

     Holder) and no Person may Constructively Own Common
     Shares in excess of 9.9% of the outstanding Common Equity Shares of the Trust (unless such person is an Existing Constructive Holder). Any Person who attempts or purports to Beneficially Own or Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each Shareholder who so requests. Any purported Transfer in violation of the restrictions will be void. If the restrictions on ownership or transfer are violated, the Common Shares represented hereby will be automatically exchanged for Excess Shares, which will be held in trust by the Trust and will be subject to purchase by the Trust.'

     (b) Each certificate for Preferred Shares shall bear the following legend:

          'The Preferred Shares represented by this certificate are subject to restrictions on ownership and transfer as set forth in the Declaration of Trust for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the 'Code'). No Person may Beneficially Own Preferred Shares of any class in excess of 5.0% (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Preferred Equity Shares of such class and no Person may Constructively Own Preferred Shares of any class in excess of 9.9% of the outstanding Preferred Equity
     Shares of such class (unless such person is an Existing Constructive Holder). Any Person who attempts or purports to Beneficially Own or Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each Shareholder who so requests. Any purported Transfer in violation of the restrictions will be void. If the restrictions on ownership or transfer are violated, the Preferred Shares represented hereby will be automatically exchanged for Excess Shares, which will be held in trust by the Trust and will be subject to purchase by the Trust.'

     SECTION 5.8 Excess Shares

     (a) Ownership in Trust. Upon any purported Transfer or other event that results in an exchange of Shares for Excess Shares pursuant to Section 5.6(c), such Excess Shares shall be deemed to have been transferred to the Trust, as trustee of a Special Trust for the exclusive benefit of the Beneficiary or Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to Section 5.8(c). Shares of Excess Shares so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in Section 5.8(e). Where a Transfer or other event results in an automatic exchange of Shares of more than one class for Excess Shares, then separate Special Trusts shall be deemed to have been established for the Excess Shares attributable to the Shares of each such class.

     (b) Dividend Rights. Excess Shares shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to the Trust upon demand together with interest at the Interest Rate from the date or dates any such dividends or distributions were paid until the date repaid to the Trust.

     (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, (i) subject to the preferential rights of the Preferred Shares, if any, as may be determined by the Board of Trustees of the Trust pursuant to
Section 5.3 and the preferential rights of the Excess Preferred Shares, if any, each holder of shares of Excess Common Shares shall be entitled to receive, ratably with each other holder of Common Shares and Excess Common Shares, that portion of the assets of the Trust available for distribution to the holders of Common Shares or Excess Common Shares which bears the same relation to the total amount of such assets of the Trust as the number of the Excess Common Shares held by such holder bears to the total number of shares of Common Shares and Excess Common Shares then outstanding and (ii) each holder of Excess Preferred Shares shall be entitled to receive that portion of the assets of the Trust which a holder of the Preferred Shares that was exchanged for such Excess Preferred Shares would have been entitled to receive had such Preferred Shares remained outstanding. The Trust, as holder of the Excess Shares in trust, or if the Trust shall have been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Special Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of the Trust.

     (d) Voting Rights. The holders of shares of Excess Shares shall not be entitled to vote on any matters (except as required by law).

     (e) Restrictions on Transfer, Designation of Beneficiary.

          (1) Excess Shares shall not be transferable. The Purported Record Transferee or Purported Record Holder may freely designate one or more Beneficiaries of an interest in the Special Trust (representing the number of Excess Shares held by the Special Trust attributable to a purported Transfer or other event that resulted in the Excess Shares), if (i) the Excess Shares held in the Special Trust would not be Excess Shares in the hands of any such Beneficiary and (ii) the Purported Beneficial Transferee or Purported Beneficial Holder does not receive a price, as determined on a Share-by-Share basis, for designating any such Beneficiary that reflects a price for such Excess Shares that, in the case of a Purported Beneficial Transferee, exceeds (x) the price such Purported Beneficial Transferee paid for the Shares in the purported Transfer that resulted in the exchanges of Shares for Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such Shares (through a gift, devise or other transaction), a price per share equal to the Market Price of such Shares on the date of the purported Transfer that resulted in the exchange of Shares for Excess Shares or, in the case of a Purported Beneficial Holder, exceeds the Market Price of the Shares that were automatically exchanged for such Excess Shares on the date of such exchange. Upon such a transfer of an interest in the Special Trust, the corresponding Excess Shares in the Special Trust shall be automatically exchanged for an equal number of Common Shares or shares of a class of Preferred Shares (depending upon the type and class of Shares that were originally exchanged for such Excess Shares) and such Common Shares or Preferred Shares shall be transferred of record to the transferee or transferees of the interest in the Special Trust if such Common Shares or Preferred Shares would not be Excess Shares in the hands of any such transferee. Prior to any transfer of any interest in the Special Trust, the Purported Record Transferee or Purported Record Holder, as the case may be, must give advance notice to the Trust of the intended transfer and the Trust must have waived in writing its purchase rights under Section 5.8(f).

          (2) Notwithstanding the foregoing, if a Purported Beneficial Transferee or Purported Beneficial Holder receives a price for designating a Beneficiary of an interest in the Special Trust that exceeds the amounts allowable under Section 5.8(e)(1), such Purported Beneficial Transferee or Purported Beneficial Holder shall pay, or cause such Beneficiary to pay, such excess to the Trust together with interest at the Interest Rate from the date such excess was received until the date repaid to the Trust.

     (f) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to, in the case of Excess Shares resulting from a purported Transfer, the lesser of (i) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer or, in the case of Excess Shares created by any other event, the lesser of (i) the Market Price of the Shares originally exchanged for the Excess Shares on the date of such exchange or (ii) the Market Price of such Shares on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of ninety days after the latest of (i) the date of the purported Transfer or other event which resulted in an exchanges of Shares for such Excess Shares, (ii) the date the Trust receives written notice of such event, which notice specifically refers to the purchase right granted by this Section 5.8(f), and (iii) the date the Board of Trustees determines in good faith that a purported Transfer or other event resulting in an exchange of Shares for such Excess Shares has occurred, if the Trust does not receive a notice of any such Transfer pursuant to Section 5.6(e).

     SECTION 5.9 Tenant Ownership Limitation.

     (a) Notice Requirement. An Existing Constructive Holder shall, immediately upon the occurrence of an event causing such Existing Constructive Holder to Constructively Own 2.0% or more of (i) in the case of a Tenant that is a corporation, the outstanding voting power or the total number of outstanding Shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, the assets or net profits of such Tenant, give written notice to the Trust of its Constructive Ownership of interests in such Tenant. Such notice shall specify, as a percentage, (i) in the case of a Tenant that is a corporation, such Existing Constructive Holder's Constructive Ownership of the outstanding voting power and the total number of outstanding shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, such Existing Constructive Holder's Constructive Ownership of the assets and net profits of such Tenant. Existing Constructive Holders that Constructively Own such an interest in a Tenant on the Adoption Date shall so notify the Trust within 30 days after the Adoption Date.

     (b) Ownership Registration. Upon receipt of a notice described in Section 5.9(a) (a 'Section 5.9(a) Notice'), the Trust shall immediately notify the other Existing Constructive

Holders of the name of the Tenant subject to the Section 5.9(a) Notice (the 'Designated Tenant'). Each other Existing Constructive Holder shall, within 30 days of receiving such notice from the Trust, provide the Trust with written notice (a 'Section 5.9(b) Notice') specifying, as a percentage, (i) where the Designated Tenant is a corporation, such Existing Constructive Holder's Constructive Ownership of the outstanding voting power and the total number of outstanding shares of such Designated Tenant, or (ii) where the Designated Tenant is not a corporation, such Existing Constructive Holder's Constructive Ownership of the assets and net profits of such Designated Tenant.

     (c) Notice of Changes in Ownership. While a Tenant is a Designated Tenant, each Existing Constructive Holder shall, within 20 days of any event causing a change in the percentage levels of such Existing Constructive Holder's Constructive Ownership of such Designated Tenant, notify the Trust of changes in the information contained in such Existing Constructive Holder's Section 5.9(a) Notice or Section 5.9(b) Notice with respect to such Designated Tenant (or any update of such information pursuant to this Section 5.9(c)).

     (d) Recordkeeping. The Secretary of the Trust shall maintain a record of the aggregate Constructive Ownership of each Designated Tenant by the Existing Constructive Holders and shall make such record available to an Existing Constructive Holder upon request. A Designated Tenant shall remain a Designated Tenant for so long as there is an Existing Constructive Holder which Constructively Owns 2.0% or more of (i) in the case of a Designated Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Designated Tenant, or (ii) in the case of a Designated Tenant that is not a corporation, the assets or net profits of such Designated Tenant. The Secretary of the Trust shall notify the Existing Constructive Holders when the status of a Tenant as a Designated Tenant terminates. An Existing Constructive Holder's status as a Disqualified Constructive Holder will terminate when the status of the Tenant with respect to which such disqualified status arose as a Designated Tenant terminates.

     (e) Excess Ownership. If, at any time from the Adoption Date to the Ownership Limitation Termination Date, the aggregate Constructive Ownership of a Tenant (the 'Related Party Tenant') by the Trust and all Existing Constructive Holders equals or exceeds 10.0% of (i) in the case of a Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, the assets or net profits of such Tenant, then if the amounts (including without limitation reimbursements for taxes and other items) received by the Trust from leases of real property rented by such Related Party Tenant and all other Related Party Tenants exceeded $100,000 in the immediately preceding fiscal year, or would exceed $100,000 in the current fiscal year under the terms of leases in effect (the 'De Minimis Level'), one or more of the Existing Constructive Holders shall be a 'Disqualified Constructive Holder,' in accordance with the rules set forth below. The De Minimis Level for a particular Related Party Tenant may be established and adjusted by the Board of Trustees in its discretion in the event that (i) there are two or more Related Party Tenants, (ii) the amounts received by the Trust from leases of real property rented by all such Related Party Tenants exceed the De Minimis Level in the absence of such adjustment, and (iii) the amounts received by the Trust from leases of Real Property rented by all Related Party Tenants after such adjustment will not result in the Trust's gross income from qualified sources under Section 856(c)(2) or Section 856(c)(3) of the Code to be less than 97.5% or 80%, respectively, of the Trust's total gross income.

          (1) Excess Ownership of a Non-Designated Tenant. If the Related Party Tenant is not a Designated Tenant, then each Existing Constructive Holder whose Constructive Ownership of interest in such Related Party Tenant is such that such Existing Constructive Holder is required to provide a Section 5.9(a) Notice shall be a Disqualified Constructive Holder as of the first date that the aggregate ownership described in Section 5.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level.

          (2) Excess Ownership of a Designated Tenant. Subject to the provisions of Section 5.9(e)(3), if the Related Party Tenant is a Designated Tenant, then each Existing Constructive Holder that has not complied with the provisions of
Section 5.9(c) hereof shall be a Disqualified Constructive Holder as of the first date that the aggregate ownership described in Section 5.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level. If the aggregate Constructive Ownership described in Section 5.9(e) continues to equal or exceed 10.0%, then the Existing Constrictive Holder (x) whose Constructive Ownership of interests in such Designated Tenant equals or exceeds 2.0% of (i) in the case of a Designated Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Designated Tenant, or (ii) in the case of a Designated Tenant that is not a corporation, the assets or net profits of such Designated Tenant and (y) which was the last such Existing Constructive Holder to (a) become an Existing Constructive Holder or (b) have an increase in its Constructive Ownership of the feature of the Designated Tenant with respect to which the aggregate ownership described in Section 5.9(e) equals or exceeds 10.0%, shall be treated as a Disqualified Constructive Holder for the period beginning on the first date that the aggregate ownership described in Section 5.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level. If the aggregate Constructive Ownership of the Trust and the remaining Existing Constructive Holders continues to equal of exceed 10.0%, then the process described above shall be repeated.

          (3) Acquisitions During Notice Periods. If the Related Party Tenant is a Designated Tenant and the aggregate Constructive Ownership described in
Section 5.9(e) equals or exceeds 10.0% as a result of increases in Constructive Ownership taking place during the notice periods described in Section 5.9(a) or
Section 5.9(b), then the Existing Constructive Holder that Constructively Owns an interest in the relevant feature of the Designated Tenant and that was the last such Existing Constructive Holder to (i) become an Existing Constructive Holder or (ii) have an increase in its Constructive Ownership of such feature of the Designated Tenant shall be treated as a Disqualified Constructive Holder for the period beginning on the first date that the aggregate ownership described in
Section 5.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level. If excess aggregate Constructive Ownership continues to exist, then this process shall be repeated.

     (f) Modification. The Board of Trustees may, on a prospective basis, modify the Constructive Ownership thresholds described in Section 5.9(a) and Section 5.9(d) and the De Minimis Level described in Section 5.9(e).

     (g) Determination of Voting Power. The outstanding voting power of a corporate Tenant shall be determined for purposes of this Section 5.9 in the manner in which such is determined for purposes of Section 856(d)(2) of the Code.

     SECTION 5.10 Severability. If any provision of this Article V or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     SECTION 5.11 New York Stock Exchange Transactions. Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

                                   ARTICLE VI

                                  SHAREHOLDERS

     SECTION 6.1 Meetings of Shareholders. There shall be an annual meeting of the Shareholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws at which the Managing Trustees shall be elected and any other proper business may be conducted. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Managing Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Managing Trustees determine or as provided in the Bylaws. Actions by Shareholders may only be taken at a duly convened meeting and not by action in writing.

     SECTION 6.2 Voting Rights of Shareholders.

     (a) Subject to the provisions of any class or series of Preferred Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Managing Trustees as provided in Sections 6.1 and 2.3; (b) amendment of this Declaration of Trust as provided in
Section 8.1; (c) termination of the Trust as provided in Section 9.2; (d) reorganization of the Trust as provided in Section 8.2; and (e) merger, consolidation or share exchange of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Section 8.3. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

     (b) Subject to the provisions of any class or series of Preferred Shares then outstanding, the holders of Common Shares and Preferred Shares then outstanding shall vote as a single class on all matters, with each outstanding Share, regardless of class or series, entitled to one vote per Share.

     (c) Except as may be required by law, Excess Shares shall have no voting rights, shall not entitle the holder thereof to the exercise of any voting rights, and shall not be deemed outstanding for purposes of determining the number of Shares entitled to vote or quorums hereunder.

                                  ARTICLE VII

                      LIABILITY OF SHAREHOLDERS, TRUSTEES,
                       OFFICERS, EMPLOYEES AND AGENTS AND
                    TRANSACTIONS BETWEEN THEM AND THE TRUST

     SECTION 7.1 Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder, by reason of his status as such, be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Property or the affairs of the Trust.

     SECTION 7.2 Limitation of Trustee Liability. A Trustee, when acting in such capacity, shall not be personally liable to any person other than the Trust or a Shareholder for any act, omission or obligation of the Trust or any Trustee. To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of trustees of a business trust, no Trustee shall be liable to the Trust or to any Shareholder for monetary damages for beach of any duty (including, without limitation, fiduciary duty) as a Trustee, except (i) for acts or omissions which involve actual fraud or willful misconduct or (ii) for any transaction from which the Trustee derived improper personal benefit. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     SECTION 7.3 Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. All such written instruments shall contain an express exculpatory clause to the foregoing effect. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustee or any officer, employee or agent of the Trust be liable to anyone for such omission.

     SECTION 7.4 Indemnification.

     (a) The Trust shall indemnify and hold harmless each Trustee and officer (and may, if the Board of Trustees so determines, indemnify the employees and agents) of the Trust (including any persons who, while a Trustee or officer of the Trust, is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) to the maximum extent permitted by law, except to the extent that the indemnitee is found liable for (i) an act or omission involving actual fraud or willful misconduct or (ii) a transaction in which the indemnitee received an improper personal benefit.

     (b) In the event any Shareholder or former Shareholder shall be held to be personally liable for any obligation of the Trust solely by reason of his being or having been a Shareholder and not because of his acts or omissions or some other reason, the Shareholder or former Shareholder (or his legal representatives or successors) shall be entitled to be indemnified and held harmless out of Trust assets against all loss and expenses arising from such liability. The Trust shall, upon request by the concerned Shareholder, assume the defense of any claim made against the Shareholder for any act or obligation of the Trust and shall satisfy any judgment thereon from the assets of the Trust.

     (c) The Bylaws may contain additional provisions regarding indemnification.

     SECTION 7.5 Transactions Between the Trust and its Trustees, Officers, Employees or Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Managing Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including without limitation for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any Person, including any Trustee, officer, employee or agent of the Trust or any Person Affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                                  ARTICLE VIII

                    AMENDMENT; REORGANIZATION; MERGER, ETC.

     SECTION 8.1 Amendment.

     (a) The Managing Trustees may at any time amend the Declaration of Trust to reflect: (a) a change to effect or maintain the qualification of the Trust as a REIT under the Code; (b) a change in the name of the Trust or the location of the principal place of business of the Trust; (c) a change that is (i) of an inconsequential nature and does not adversely affect the Shareholders in any material respect; (ii) necessary or desirable to cure any ambiguity, to correct or supplement any provision of the Declaration of Trust that would be inconsistent with any other provisions of the Declaration of Trust, or to make any other provision with respect to matters or questions arising under the Declaration of Trust that will not be inconsistent with the provisions of the Declaration of Trust; (iii) necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any

Federal, state or local agency or contained in any Federal, state or local law;
(iv) necessary or desirable to facilitate the trading of Shares or comply with any rule, regulation, guideline or requirement of any securities exchange on which the Shares are or will be listed for trading, compliance with any of which the Board of Trustees deems to be in the interest of the Trust and the Shareholders; or (v) required or contemplated by the Declaration of Trust; or
(d) any other amendments similar to the foregoing. Other amendments to the Declaration of Trust require the recommendation of the Board of Trustees and the affirmative vote of a majority of the outstanding Shares present in person or by proxy entitled to vote at a duly convened meeting of Shareholders. Notwithstanding the foregoing, no rights or powers afforded to the Resident Trustee hereunder shall be modified, and no additional obligation or duty shall be imposed on the Resident Trustee, without its prior written consent.

     (b) The Bylaws shall be subject to amendment or other modification by the Managing Trustees as therein provided.

     (c) The Certificate of Trust shall be subject to amendment or other modification by the Managing Trustees in accordance with the provisions of the Trust Act.

     SECTION 8.2. Reorganization. Subject to the provisions of any class or series of Preferred Shares at the time outstanding, the Managing Trustees shall have the power to (a) cause the organization of a corporation, association, trust or other organization to take over the Trust Property and carry on the affairs of the Trust; (b) merge the Trust into, or sell, convey an transfer the Trust Property to, any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Trust; and (c) thereupon terminate the Trust and deliver such Securities of beneficial interest ratably among the Shareholders according to the respective rights of the class or series of Shares held by them; provided that any such action shall have been approved, at a duly convened meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the outstanding Shares present in person or by proxy and entitled to vote thereon.

     SECTION 8.3 Merger, Consolidation or Sale of Trust Property. Subject to the provisions of any class or series of Preferred Shares at the time outstanding, the Managing Trustees shall have the power to (a) merge the Trust into another entity, (b) merge another entity into the Trust, (c) consolidate the Trust with one or more other entities into a new entity or (d) sell or otherwise dispose of all or substantially all of the Trust Property; provided that any such action shall have been approved, at a duly convened meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares present in person or by proxy and entitled to vote thereon. As provided in Section 3815(f) of the Trust Act (or any successor provision thereto), an agreement of merger or consolidation may (i) effect any amendment to this Declaration or (ii) effect the adoption of a new governing instrument of the Trust if it is the surviving or resulting business trust in a merger or consolidation.

                                   ARTICLE IX

                       DURATION AND TERMINATION OF TRUST

     SECTION 9.1 Duration of Trust. The Trust shall continue perpetually unless terminated pursuant to Section 9.2 or pursuant to any applicable provision of the Trust Act.

     SECTION 9.2 Termination of Trust.

     (a) Subject to the provisions of any class or series of Preferred Shares at the time outstanding, the Trust may be terminated at any duly convened meeting of Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the outstanding Shares. Upon the termination of the Trust:

           (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

          (ii) The Managing Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

     (b) After termination of the Trust, the liquidation of its business, and the distribution to the Shareholders as herein provided, a majority of the Managing Trustees shall execute and file with the Trust's records, the Secretary of State of the State of Delaware, and elsewhere as the Managing Trustees determine to be necessary or appropriate, a certificate of cancellation and such other documents as may be required by law certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.1 Governing Law. This Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Delaware with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to conflicts of law provisions thereof; provided, however, that the Trustees and Shareholders intend that the provisions hereof and of the Bylaws shall control over any contrary or limiting statutory or common law of the State of Delaware and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustees or this Declaration any provision of the laws (statutory or common) of the State of Delaware (other than the Trust Act) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof or of the Bylaws: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges,
(ii) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees that are inconsistent with the limitations on liability or authorities and powers of the Trustees set forth or referenced in this Declaration or the Bylaws. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a 'business trust,' and without limiting the provisions hereof, the Trust may exercise all powers that are ordinarily exercised by such a trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to business trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

     SECTION 10.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any Persons dealing with the Trust if executed by an individual who, according to the records of the Trust, appears to be the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization or the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of Trustees or Shareholders;
(d) a copy of this Declaration or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration or the Bylaws; (f) the termination of the Trust; or (g) the existence of any fact or facts which relate to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trust by the Trustees or by any officer, employee or agent of the Trust.

     SECTION 10.3 Derivative Actions by Shareholders. Pursuant to the Trust Act, Shareholders may bring an action on behalf of the Trust to recover a judgment in the Trust's favor (a 'derivative action') where the Trustees here failed to institute such an action. The right of Shareholders to institute such a derivative action is subject to the restriction that Shareholders holding a minimum of ten percent (10%) of the outstanding Common Shares join in the institution of such action.

     SECTION 10.4 Provisions In Conflict with Law or Regulations.

     (a) The provisions of this Declaration of Trust are severable, and if the Managing Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the 'Conflicting Provisions') are in conflict with the REIT Provisions of the Code, the Trust Act or other applicable federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration Trust, even without any amendment of this

Declaration pursuant to Section 8.1; provided, however, that such determination by the Managing Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Managing Trustee shall be liable for making or failing to make such a determination.

     (b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

     SECTION 10.5 Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration.

     IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have duly executed this Amended and Restated Declaration of Trust as of the day and year first above written.

                                          TRUSTEES

                                          WILMINGTON TRUST COMPANY,
                                          as Resident Trustee

                                          By: /S/ NORMA P. CLOSS
                                          Title: Vice President

                                          /S/ MYLES H. TANENBAUM
                                          Myles H. Tanenbaum, as a Managing
                                          Trustee

                                          /S/ SYLVAN M. COHEN
                                          Sylvan M. Cohen, as a Managing Trustee

                                          /S/ ALTON G. MARSHALL
                                          Alton G. Marshall, as a Managing
                                          Trustee

                                          /S/ GEORGE R. PEACOCK
                                          George R. Peacock, as a Managing
                                          Trustee

                                          /S/ PHILLIP E. STEPHENS
                                          Phillip E. Stephens, as a Managing
                                          Trustee